UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2012

NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.
On October 5, 2012, the Board of Directors of NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”), based upon the recommendation of senior management of the Company, determined that the Company would not pursue further development of the Company's proposed Mountain States Transmission Intertie transmission project (the “Project”) at this time. As a result, in accordance with generally accepted accounting principles, the Company recorded a charge of approximately $24 million in the third quarter of 2012 for the impairment of substantially all of the preliminary survey and investigative costs associated with the Project. The Company estimates that future cash expenditures in connection with the Project will not exceed $400,000.
The impairment charge determination followed the Company's previous (a) disclosure, in its Form 10-Q for the period ended June 30, 2012, that it would consider writing down or writing off the costs of the Project depending on the likelihood of reaching an agreement with the Bonneville Power Administration ("BPA") to serve the BPA's southern Idaho loads, and (b) announcement on October 3, 2012, that the BPA had notified the Company that the BPA had ranked other options ahead of the Project to serve those loads. The Project involved a proposed 500 kV transmission line from southwestern Montana to southeastern Idaho with a planned capacity of 1,500 MW. The impairment determination was based upon, among other factors, the BPA's decision and continued market uncertainty and permitting issues concerning the Project.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary

Date: October 11, 2012